SEPARATION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of December, 2008, by and between PET DRX CORPORATION, a Delaware corporation (the “Company”), and STEVEN T. JOHNSON (“Executive”).

BACKGROUND

Executive shall be employed by the Company through December 31, 2008, pursuant to that certain employment agreement dated October 19, 2007 (the “Employment Agreement”). Effective December 31, 2008, Executive hereby resigns as an employee, officer, director and from all other positions he holds with Company and its subsidiaries, Executive’s employment is hereby terminated as of December 31, 2008, and the Company accepts such resignation. In connection with Executive’s termination of employment and the execution of this Agreement, the Company agrees to provide Executive with the payments and benefits described in Exhibit A to this Agreement, and the parties desire that Executive shall serve as a consultant to the Company for three (3) months, commencing January 2, 2009, pursuant to the Consulting Agreement attached as Exhibit B to this Agreement.

AGREEMENT

In consideration for the mutual promises contained in this Agreement, the Company and Executive agree as follows:

1.	Employment Termination.

(a) General Terms. The Company and Executive agree that:

(1) Executive shall cease to be an employee, officer, and director of, and to hold any positions with, the Company as of December 31, 2008;

(2) Executive’s last day of employment with the Company shall be December 31, 2008, and on that date, he shall have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Termination Date”);

(3) Executive hereby resigns, effective as of December 31, 2008, from any and all titles and positions with the Company. Executive agrees to tender and memorialize his resignation from any and all such positions in any other manner and form as the Company may reasonably request; and

(4) This Agreement was first delivered to Executive on December 29, 2008 (“Delivery Date”).

(b) Satisfaction of Obligations. The payments, benefits and other consideration provided by the Company under this Agreement are in full and final satisfaction of all obligations that the Company has to Executive, except as provided in Section 4(a) hereof. Without limiting the foregoing, these payments and benefits replace any and all obligations of the Company under any and all letters, agreements, understandings, plans and policies, relating to Executive’s employment and severance, except as provided in Section 4(a) hereof. Executive agrees that the payments and benefits described in Exhibit A and the Consulting Agreement attached as Exhibit B are adequate consideration for (i) the agreements he makes in this Agreement, and (ii) the releases he gives pursuant to this Agreement.

(c) No Other Payments or Benefits. Executive shall not be eligible for, and he will not receive, any payments or benefits from the Company, or under any plan, agreement, or arrangement in which Executive or the Company are a party or participate which are not expressly set forth in this Agreement.

2.	Payments and Benefits Following Executive’s Severance Date.

(a) General Conditions. The Company shall provide to Executive the payments and benefits described in Exhibit A to this Agreement and under the Consulting Agreement when required by Exhibit A and the Consulting Agreement, respectively. However, for these payments and benefits to be due, Executive must have signed, dated and returned this Agreement and the Consulting Agreement to the Company on or within 21 days after the Delivery Date (even if Executive has continued to negotiate the terms of this Agreement with the Company after the Delivery Date), Executive must not revoke this Agreement, the Company must not revoke this Agreement, and the revocation period described in Section 9 must have expired. This Agreement shall become effective as of the latest of the date of execution and delivery of the Consulting Agreement, the day after expiration of the revocation period, or January 2, 2009 (the “Effective Date”). Notwithstanding any other provision of this Agreement, Executive’s termination of employment will become effective December 31, 2008, regardless of the general effective date of this Agreement and regardless of whether Executive revokes this Agreement.

(b) Taxes. Executive is solely responsible for paying any and all taxes he owes on amounts he receives or that are paid on his behalf under the terms of this Agreement. The preceding provision does not, and shall not be construed to, make Executive responsible for taxes that are imposed on any person or entity other than himself. The Company will withhold all taxes that it determines are legally required to be withheld.

3.	Cooperation.

(a) Transition. Executive shall cooperate with the Company in ensuring an orderly transition of matters handled by Executive. Executive shall sign any documents and do anything that is reasonably necessary in the future to implement his agreements in this Agreement.

(b) Nondisparagement. Executive agrees that he shall not, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments or remarks, whether oral, in writing or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, or to malign, harm, defame, disparage or damage the reputation of the Company or any of the other Released Parties (as defined below). This subsection shall not apply to any communications that are (i) intended to comply with the requirements and policies of any federal or state agency, (ii) intended to cooperate with any investigation or request for information from any state or federal government agency, or (iii) made in connection with any judicial or administrative proceeding. Executive agrees that he will not make any statements about the Company or any of the other Released Parties to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Chairman of the Board of Directors of the Company.

(c) Cooperation as a Witness. Executive shall cooperate with the Company as a witness in all matters about which he has knowledge as a result of his prior positions with the Company if the Company requests his testimony. To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of his participation in any such witness activities in a reasonable manner to take into account his then-current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs for travel required by the Company with respect to those activities.

4.	General Release of Claims by Executive.

(a) Release. As a material inducement for the Company to enter into this Agreement, Executive hereby forever, irrevocably and unconditionally, releases and discharges the Company and the other Released Parties (as defined below) from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, which he now has, or claims to have, or which Executive at any time had, or claimed to have, or which Executive at any time hereafter may have, or claim to have, against the Company, in each case as to acts or omissions occurring up to and including the day before the Effective Date, including, without limitation, any claim of breach of fiduciary duty, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance (all such matters hereby released, collectively referred to as “Claims”).

This release will not apply to any claim for payments or benefits Executive may have under the terms of this Agreement, any rights he may have with respect to vested stock options or any rights to the “Accrued Obligations” as defined in the Employment Agreement.

(b) Released Parties. As used in this Agreement, the “Released Parties” are the Company and all of its related companies, partnerships or joint ventures, including but not limited to, direct and indirect parent and subsidiary companies, and their predecessors and successors; and, with regard to each of those entities, except for Executive, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of these programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection. Executive understands that this release covers him and anyone who might have a claim through him or because of him, such as a past, current or future spouse, his family, heirs, executors, representatives, agents and their successors and assigns.

(c) No Lawsuits. Executive has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he is releasing in this Agreement. Executive agrees never to institute, or participate in any action against any of the Releasees with respect to any Claim released by this Agreement, except as required by subpoena, court order, or other compulsory process and except that he may participate in an investigation or proceeding conducted by an agency of the United States government or of any state. Executive has not assigned or transferred any Claim he is releasing, nor has he purported to do so. Notwithstanding any language herein to the contrary, Executive understands that nothing in this Release prohibits Executive from filing or pursuing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or a claim with the National Labor Relations Board (“NLRB”); provided that, by signing this Agreement, Executive agrees to waive and relinquish any personal or monetary gain that would otherwise result from such EEOC or NLRB claim.

(d) Release of Age Claims. Executive expressly and specifically waives any and all rights or claims which he may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. (“ADEA”). Executive acknowledges that this waiver is knowingly and voluntarily made and specifically agrees that: (i) this waiver is written in a manner that he understands; (ii) this waiver specifically relates to rights and claims under the ADEA; (iii) he does not waive any rights or claims that may arise after the date he signs this Agreement; (iv) he is waiving these rights or claims in exchange for substantial consideration in excess of anything of value to which he is otherwise entitled to receive; (v) he has been advised in writing, and given the opportunity, to consult with an attorney before signing this Agreement; (vi) he has been given a period of 21 days to review this Agreement; and (viii) after Executive has signed this Agreement, he or the Company may revoke this Agreement by providing written notice as provided in Section 9 hereof within 7 days following his execution of the Agreement or if later by January 1, 2009. Notwithstanding the foregoing, Executive’s termination of employment at December 31, 2008 shall be unaffected by his revocation of this Agreement. Executive specifically agrees that the 21-day period that he has to review this Agreement (including this release) and to consult an attorney began to run on the date he executed the Amendment, and that any changes made since that date have not extended or restarted that 21-day period.

5.	Consequences of Violating Executive’s Agreements or Breaching Executive’s Release.

Executive understands that his agreements in Sections 3 and 4 and the releases provided in this Agreement are especially important reasons why the Company offered Executive the payments and benefits described in this Agreement. Therefore, Executive agrees that if he breaches any of those agreements or the releases, then, along with all other rights and remedies available to the Company and their affiliates at law or in equity, the Company also can stop all of the payments and benefits under this Agreement and the Consulting Agreement to Executive immediately and can recover from Executive any payments and benefits that he already received. Executive agrees that, in the event of his breach of any agreement, any release or any other terms of this Agreement, the Company, in addition to all other rights and remedies available to it at law or in equity, may recover damages from Executive, and will be entitled to an injunction restraining Executive from breaching his agreements, the releases or any other terms of this Agreement. Executive also agrees to pay, promptly upon demand, but in no event later than thirty (30) days after a judicial determination that the Company has breached this Agreement, the reasonable attorneys’ fees and related damages the Company may incur as a result of Executive breaching his agreements, a release or any other term(s) of this Agreement or if any representation Executive made in this Agreement was false when made. Executive understands that no provision in this Agreement is to be construed as a waiver or prohibition against the Company pursuing any other legal or equitable remedy for a breach of this Agreement. Executive understands, however, that this section will not apply to any challenge of the validity of the release given under the ADEA.

6.	Consequences of Breach by the Company.

The Company agrees that, in the event of its breach of this Agreement, Executive, in addition to all other rights and remedies available to him at law or in equity, may recover damages from the Company. The Company also agrees to pay, promptly upon demand, but in no event later than thirty (30) days after a judicial determination that the Company has breached this Agreement, the reasonable attorneys’ fees and related damages that Executive may incur as a result of the Company breaching this Agreement.

7. Nondisparagement by the Company. The Company agrees that the Company will provide one directive to the current members of the Boards of Directors and executive officers of the Company to not make any statements which are derogatory to Executive. This directive shall not apply to any communications that are (a) between the Company and its auditors, (b) intended to comply with the requirements and policies of any federal or state agency, (c) intended to cooperate with any investigation or request for information from any state or federal government agency, (d) made in connection with any judicial or administrative proceeding, or (e) between members of the Boards of Directors and/or executive officers of the Company in the course of operating the Company’s business, provided the communications are not published to third parties. Once the Company has given the one directive provided for in this Section, its obligations under this Section are complete, and the Company will not be liable under this Section if any directors or officers do not comply with the directive.

8.	Miscellaneous Provisions.

(a) Binding Agreement. This Agreement is final and binding. Executive has carefully read and fully understands all of the provisions of this Agreement.

(b) Entire Agreement. This Agreement forms the entire agreement between the Company and Executive and supersede all other agreements, understandings, plans or arrangements relating to the subject matter hereof, except that (1) the provisions of Sections 6 through 12 of the Employment Agreement shall survive Executive’s termination of employment pursuant to Section 12(d) thereof, and (2) this Agreement does not supersede or affect the Confidentiality and Assignment of Creative Works Agreement between XLNT Veterinary Care, Inc. and Executive dated October 19, 2007. Executive acknowledges that the Company has made no representations or promises to Executive, written or oral, other than those in this Agreement.

(c) Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(d) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to an affiliate, to any legal successor to all or a portion of the business of the Company or an affiliate, or to an entity which purchases assets from either of the Company or an affiliate. In the event the Company assigns this Agreement as permitted by this Agreement, “the Company” as defined herein will refer to the assignee. Executive may not assign this Agreement.

(e) Waiver.  The waiver by the Company of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(f) Arbitration. In the event of any dispute under this Agreement, other than a dispute pursuant to Section 8(b) that relates to Section 6 through 12 of the Employment Agreement, the Confidentiality Agreement, or the Consulting Agreement, the parties shall be required to have the dispute resolved by binding arbitration in the city in which the headquarters of the Company is located in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award entered by the arbitrator shall be final, binding and unappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators shall be shared equally by the parties; provided, however, that the party that materially prevails in any dispute arbitrated pursuant to this Agreement shall be entitled to reimbursement for all of such party’s fees and costs (including, without limitation, the fees of the American Arbitration Association and the arbitrators and reasonable attorneys’ fees and expenses) that are incurred at any time, and such fees and costs shall be reimbursed promptly following submission of proof the expenses but not later of March 15 of the year following year in which the judgment on the arbitration award becomes final.

(g) Governing Law. This Agreement will be governed by and construed in accordance with Delaware law.

(h) Interpretation. Captions and section and subsection headings used herein are provided for convenience only and are not part of this Agreement and shall not be used in construing it. Executive acknowledges that this Agreement is not an admission of guilt or wrongdoing by the Company.

(i) Blue Penciling. If any court or arbitrator determines that any of the provisions contained in this Agreement, or any part of it, are unenforceable because of the length of any period of time, the size of any area or the scope of activities contained in those provision(s), then that period of time, area or scope will be considered to be adjusted to a period of time, area or scope which would cure that invalidity, and those provisions in their revised form will then be enforced to the maximum extent permitted by applicable law.

(j) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(k) Counterparts. This Agreement may be signed in counterparts, and the signed counterparts will form a single agreement.

9.	Notice and Acknowledgement.

Executive acknowledges that, before signing this Agreement, he was given a period of 21 days in which to consider this Agreement. Executive understands this Agreement and is entering into it voluntarily. If Executive chooses to sign this Agreement before the 21 days have elapsed since this Agreement was delivered to him, he agrees that he has done so knowingly and voluntarily without coercion or duress of any kind. Executive further acknowledges that the Company has encouraged and does encourage him to discuss this Agreement with an attorney before signing it and that Executive did so to the extent he deemed appropriate. In any event, before Executive signs this Agreement, he will have thoroughly reviewed, carefully considered and understood its effect. Also, after Executive has signed this Agreement, he has until the later of 7 days after signing or January 1, 2009 to reconsider and revoke it, but he must do so within that period by providing written notice received by the Company during that period at Pet DRx Corporation, 215 Centerview Drive, Suite 360, Brentwood, TN 37027, Attention: George Villasana. Notwithstanding the foregoing, Executive’s termination of employment at December 31, 2008 shall be unaffected by his revocation of this Agreement. In addition, after Executive has signed this Agreement, the Company has until the later of seven (7) days after Executive has signed or January 1, 2009 to reconsider and revoke it, but the Company must do so within that period by providing written notice received by the Executive during that period at Steven T. Johnson, 1527 Boreal Court, Brentwood, TN 37027.

PET DRX CORPORATION

By: /s/ Gene E. Burleson
Name: Gene E. Burleson
Title: Chairman and Chief Executive Officer
Dated: 12/30/2008

/s/ Steven T. Johnson
STEVEN T. JOHNSON
Dated: 12/29/2008

EXHIBIT A
PAYMENTS AND BENEFITS

1.	The Company will pay Executive $137,500 on March 2, 2009, and $137,500 on May 1, 2009. The Company will also pay Executive $9,423 with Executive’s final paycheck that is payable in January 2009 after the Effective Date for Executive’s seven accrued but unused vacation days from 2008.

2.	If Executive timely elects COBRA continuation coverage for himself (and if they are eligible his spouse and eligible dependents) under the Company’s group health plans, Executive shall be required, with respect to premiums for coverage through the earlier of June 30, 2008 or the date that COBRA continuation coverage ends, to pay the same premium amount that similarly situated active employees pay for such coverage.

EXHIBIT B

CONSULTING AGREEMENT

CONSULTING AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of the 2nd day of January, 2009 (the “Effective Date”), by and between PET DRX CORPORATION, a Delaware Corporation (“Company”), and STEVEN T. JOHNSON (the “Contractor”).

BACKGROUND

The Contractor was employed by the Company through December 31, 2008 (the “Severance Date”), and was a party to that certain employment agreement dated October 19, 2007 with the Company (the “Employment Agreement”). Effective December 31, 2008, the Contractor voluntarily resigned as an employee, officer, director and from all other positions he held with the Company, including his position as a member of the Board of Directors of the Company. The Company has accepted the Contractor’s resignation. The Company and the Contractor now desire to enter into an agreement pursuant to which the Contractor will provide services to the Company from and after the Effective Date, upon the terms set forth below.

AGREEMENT

In consideration of the mutual promises contained in this Agreement, the Company and the Contractor agree as follows:

1. Terms and Conditions of Engagement.

(a) Engagement. The Contractor shall perform such consulting and advisory services for the Company as the Company may require from time to time, including without limitation assisting with transition matters that relate to his prior duties with the Company. Consultant shall report to the Chairman of the Board of Directors of the Company and to the Board of Directors of the Company or to such person(s) as the Company shall designate. The parties acknowledge that Executive has incurred a “separation from service” within the meaning of Section 409 of the Internal Revenue Code of 1986, as amended, and accordingly, that the parties reasonably anticipate that the level of bona fide services that the Contractor will perform will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over his preceding period of employment with the Company.

(b) Contractor Relationship. The Contractor is an independent contractor to the Company, not an employee of the Company. The Contractor is not an agent of the Company and shall have no right to bind the Company. The Company will report all payments to be made hereunder on Forms 1099 as payments to the Contractor for independent contracting services, and will not report any payments on Form W-2 to the Contractor. The Company will not withhold taxes on any payments pursuant to this Agreement, and the Contractor shall be solely responsible for paying any and all taxes he owes on amounts he receives under this Agreement. The Contractor shall not be treated for any purposes as an employee of the Company and shall not be entitled to participate in any employee benefits plans or programs of the Company. This is a personal services contract for the services of the Contractor. The Contractor cannot satisfy the terms and conditions of this Agreement by making anyone else available to perform his services. The Contractor shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company. The Contractor shall use his best efforts in such endeavors. The Contractor shall also perform his services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2. Compensation.

(a) Fees. The Company shall pay to the Contractor $20,000 for his services hereunder for each month of the Term, which shall be paid monthly, in arrears as of the last business day of the month in which the services are performed, (i.e., January 30, 2009, February 27, 2009, and March 31, 2009).

(b) Expenses. The Contractor shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses and business travel incurred by the Contractor in connection with the performance of services hereunder; provided, however, the Contractor shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company. Notwithstanding the foregoing, for any expenses that exceed $500, the Contractor must obtain advance authorization from the Company.

3. Term, Termination and Termination Payments.

(a) Term. The Term of this Agreement (the “Term”) shall commence as of the Effective Date (provided that the Contractor does not, and the Company does not, revoke the Separation Agreement between the Company and the Contractor dated as of December 31, 2008 (the “Separation Agreement”) within the revocation period provided therein) and will run through March 31, 2009 following the Effective Date. This Agreement shall be null and void if the Contractor revokes the Separation Agreement within the revocation period provided therein.

(b) Termination. This Agreement and the engagement of the Contractor by the Company hereunder shall only be terminated: (i) as set forth in Section 3(a) hereof; (ii) by the Contractor upon not less than thirty (30) days prior written notice to the Company; (iii) by mutual agreement of the parties; or (iv) as a result of the Contractor’s death. Notice of termination by any party shall be given prior to termination in writing and shall specify the basis for termination and the effective date of termination. The Contractor shall not be entitled to any payments for services after termination of this Agreement.

4. Contracts or Other Agreements with Former Employer or Business.

The Contractor hereby represents and warrants that he is not subject to any employment or consulting agreement or similar document with a former employer or with any business as to which the Contractor’s engagement by the Company and provision of services hereunder would be a breach. For that reason, the Contractor hereby represents and warrants that he is not subject to any agreement which prohibits the Contractor during a period of time which extends through the Term from any of the following: (a) providing services for the Company hereunder by this Agreement; (b) competing with, or in any way participating in a business which includes the Company’s businesses; (c) soliciting personnel of such former employer or other business to leave such former employer’s employment or to leave such other business; or (d) soliciting customers of such former employer or other business on behalf of another business.

5. No Set Off.

The existence of any claim, demand, action or cause of action by the Contractor against the Company, or any affiliate, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder. The existence of any claim, demand, action or cause of action by the Company or any affiliate against the Contractor, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Contractor of any of the Contractor’s rights hereunder.

6.	Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered personally, (ii) if sent by a reputable, nationally known overnight delivery service for next business day delivery, or (iii) or if  mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	Pet DRX Corporation
215 Centerview Drive
Suite 360
Brentwood, TN 37027
Attention: George Villasana
If to the Contractor:	Steven T. Johnson
1527 Boreal Court
Brentwood, TN 37027

Notices delivered in person shall be effective on the date of delivery. Notices by overnight delivery service shall be effective upon the next business day after delivery to such delivery service. Notices delivered by mail as aforesaid shall be effective upon the fifth calendar day subsequent to the postmark date thereof.

7. Miscellaneous.

(a) Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements, except that (1) the provisions of Sections 6 through 12 of the Employment Agreement shall survive the Contractor’s termination of employment pursuant to Section 12(d) thereof, and (2) this Agreement does not supersede or affect the Employee Confidentiality and Assignment of Creative Works Agreement between XLNT Veterinary Care, Inc. and Executive dated October 19, 2007 (the “Confidentiality Agreement”) or the Separation Agreement.

(b) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company successors and assigns. This Agreement may be assigned by the Company to an affiliate, to any legal successor to all or a portion of the business of the Company or an affiliate, or to an entity which purchases assets from either of the Company or an affiliate. In the event the Company assigns this Agreement as permitted by this Agreement and the Contractor remains engaged by the assignee, the “Company” as defined herein will refer to the assignee. The Contractor may not assign this Agreement.

(c) Waiver.  The waiver by the Company of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(d) Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(e) Arbitration. In the event of any dispute under this Agreement, other than a dispute pursuant to Section 7(a) that relates to Section 6 through 12 of the Employment Agreement, the Confidentiality Agreement, or the Separation Agreement, the parties shall be required to have the dispute resolved by binding arbitration in the city in which the headquarters of the Company is located in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award entered by the arbitrator shall be final, binding and unappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators shall be shared equally by the parties; provided, however, that the party that materially prevails in any dispute arbitrated pursuant to this Agreement shall be entitled to reimbursement for all of such party’s fees and costs (including, without limitation, the fees of the American Arbitration Association and the arbitrators and reasonable attorneys’ fees and expenses) that are incurred at any time, and such fees and costs shall be reimbursed promptly following submission of proof the expenses but not later of March 15 of the year following year in which the judgment on the arbitration award becomes final.

(f) Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(g) Interpretation.  Captions and section and subsection headings used herein are provided for convenience only and are not a part of this Agreement and shall not be used in construing it.

(h) Severability.  Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(i) Counterparts. This Agreement may be signed in counterparts, and the signed counterparts will form a single agreement.

IN WITNESS WHEREOF, the Company and the Contractor have each executed and delivered this Agreement as of the date first shown above.

PET DRX CORPORATION

By: /s/ Gene E. Burleson
Title: Chairman and Chief Executive Officer

STEVEN T. JOHNSON

/s/ Steven T. Johnson